Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statements (No. 333-11097 and 333-67208) on Form S-8 and registration statement (No. 333-172935) on Form S-3 of Mitcham Industries, Inc. of our report dated April 4, 2012, relating to our audits of the consolidated financial statements for the years ended January 31, 2012 and 2011, and for each of the three years in the period ended January 31, 2012, and our audit of their internal control over financial reporting as of January 31, 2012, which appear in the Annual Report on Form 10-K of Mitcham Industries, Inc. for the year ended January 31, 2012.

Hein & Associates LLP

Houston, Texas

April 4, 2012